Exhibit (a)(8)

INSEEGO CORP. (INSG)

COMMENCES EXCHANGE OFFER FOR

5.50% CONVERTIBLE SENIOR NOTES DUE 2020

ISSUED BY NOVATEL WIRELESS, INC.

Exchange Offer is Intended to Facilitate Divestiture of MiFi Business in First Quarter of 2017

SAN DIEGO—December 8, 2016—Inseego Corp. (successor issuer to Novatel Wireless, Inc.) (Nasdaq: INSG), a leading global provider of solutions for the Internet of Things (IOT), including software-as-a-service (SaaS), today announced that it has commenced an offer to exchange each validly tendered and accepted $1,000 principal amount of 5.50% Convertible Senior Notes due 2020 issued by Novatel Wireless, Inc., a wholly owned subsidiary of Inseego Corp. (the “Novatel Wireless Notes”), for $1,000 principal amount of 5.50% Convertible Senior Notes due 2022 to be issued by Inseego Corp. (the “Inseego Notes”).

Concurrently with the exchange offer, Novatel Wireless, Inc. is soliciting consents from each holder of the Novatel Wireless Notes to amend the terms of the Novatel Wireless Notes and the indenture governing such notes to, among other things, eliminate certain events of default and substantially all of the restrictive covenants in the Novatel Wireless Notes, including the merger covenant, which sets forth certain requirements that must be met for Novatel Wireless, Inc. to consolidate, merge or sell all or substantially all of its assets, and the reporting covenant, which requires Novatel Wireless, Inc. to provide certain periodic reports to holders of such notes (the “Proposed Amendments”).

The exchange offer and consent solicitation will expire immediately following 11:59 p.m., New York City time, on January 5, 2017, unless extended (the “Expiration Date”). Holders may withdraw tendered Novatel Wireless Notes at any time prior to the Expiration Date. Any Novatel Wireless Notes withdrawn pursuant to the terms of the exchange offer and consent solicitation shall not thereafter be considered tendered for any purpose unless and until such notes are again tendered pursuant to the exchange offer and consent solicitation. Existing Novatel Wireless Notes not exchanged in the exchange offer and consent solicitation will be returned to the tendering holder at Inseego Corp’s expense promptly after the expiration or termination of the exchange offer and consent solicitation.

A registration statement on Form S-4 relating to the Inseego Notes has been filed with the Securities and Exchange Commission (the “SEC”), but has not yet become effective. The consummation of the exchange offer and consent solicitation is subject to, and conditional upon, the satisfaction or, where permitted, waiver of certain conditions including, among other things, the effectiveness of the registration statement, the receipt of valid consents to the Proposed Amendments from the holders of a majority of the outstanding aggregate principal amount of the Novatel Wireless Notes and at least 98% of the outstanding principal amount of Novatel Wireless Notes being validly tendered and not properly withdrawn prior to the Expiration Date. All conditions to the exchange offer and consent solicitation must be satisfied or, where permitted, waived, on or prior to the Expiration Date.

Inseego Corp. is conducting this exchange offer and consent solicitation in order to facilitate the previously announced sale of its mobile broadband business, which includes its MiFi branded hotspots and USB modem product lines (which is currently operated by Novatel Wireless, Inc.) to T.C.L. Industries Holdings (H.K.) Limited, a Hong Kong limited liability company, and Jade Ocean Global Limited, a British Virgin Islands business company, for cash consideration of $50.0 million, subject to potential adjustment based on the working capital and indebtedness of Novatel Wireless, Inc. as of the closing of such sale. The consummation of the sale is expected to occur in the first quarter of 2017.

Jefferies LLC is acting as dealer manager for the exchange offer and consent solicitation and D.F. King & Co., Inc. is acting as exchange agent and information agent for the exchange offer and consent solicitation.

This press release does not constitute an offer to sell or exchange or the solicitation of an offer to buy or exchange any securities, nor shall there be any exchange of the Inseego Notes for Novatel Wireless Notes pursuant to the exchange offer and consent solicitation in any jurisdiction in which such exchange would be unlawful prior to registration or qualification under the laws of such jurisdiction.

About Inseego Corp.

Inseego Corp. (Nasdaq: INSG) is a leading global provider of software-as-a-service (SaaS) and solutions for the Internet of Things (IoT). The Company sells its telematics solutions under the Ctrack brand, including its fleet management, asset tracking and monitoring, stolen vehicle recovery, and usage-based insurance platforms. Inseego Corp. also sells business connectivity solutions and device management services through Novatel Wireless, Inc. and Feeney Wireless (FW). Inseego Corp. has over 30 years of experience providing customers with secure and insightful solutions and analytics, with approximately 590,000 global subscribers, including 182,000 fleet management subscribers. The Company is headquartered in San Diego, California. www.inseego.com Twitter @inseego

Where You Can Find Additional Information

As noted above, further details regarding the terms and conditions of the exchange offer and consent solicitation, including descriptions of the Inseego Notes and the material differences between the Inseego Notes and the Novatel Wireless Notes, can be found in the registration statement that has been filed with the SEC but has not yet become effective, and in a tender offer statement on Schedule TO that has been filed with the SEC. The securities subject to the registration statement may not be issued and sold prior to the time the registration statement becomes effective. ANY INVESTOR HOLDING NOVATEL WIRELESS NOTES IS URGED TO READ THE REGISTRATION STATEMENT, THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS THE COMPANY HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE ISSUER AND THE OFFERING.

The registration statement, the tender offer statement and other related documents, when filed, can be obtained for free from the SEC’s website at www.sec.gov. Documents are also available for free upon oral request made to Inseego Corp. at (858) 812-3400 or written request made to Inseego Corp., Attention: Corporate Secretary, 9645 Scranton Road, Suite 205, San Diego, CA 92121, prior to December 12, 2016, and 9605 Scranton Road, Suite 300, San Diego, CA 92121, on and after December 12, 2016, and from the Company’s website at www.inseego.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute forward-looking statements. These forward-looking statements relate to a variety of matters, including, without limitation, statements regarding Inseego Corp.’s ability to successfully complete the exchange offer and consent solicitation and the timing and expected proceeds of the sale of Novatel Wireless, Inc. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Inseego Corp. and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Inseego Corp. undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as may be required by law. These forward-looking statements also involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Inseego Corp. in general, see the risk disclosures in our Annual Report on Form 10-K for the year ended December 31, 2015, and in other subsequent filings made with the SEC by Novatel Wireless, Inc. and Inseego Corp. (available at www.sec.gov).